Exhibit 3.1

ARTICLES OF INCORPORATION

ONE: The name of this corporation is PACIFIC ENTERTAINMENT CORPORATION

TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in the State of California of this corporation’s initial agent for service of process is George L. de la Flor, APC, 8355 La Mesa Blvd., La Mesa, CA 91941.

FOUR: This corporation is authorized to issue only one class of shares of stock, which shall be designated common stock. The total number of shares which this corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares.

FIVE: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned, being all the persons named above as the initial directors, have executed these Articles of Incorporation.